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                                                                    EXHIBIT 99.1

[LETTERHEAD OF POWERWAVE TECHNOLOGIES]

                            POWERWAVE TECHNOLOGIES
                        ADOPTS STOCKHOLDER RIGHTS PLAN


SANTA ANA, Calif., June 1, 2001 - Powerwave Technologies, Inc. (NASDAQ:PWAV) today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of the close of business on June 18, 2001 will receive a distribution of rights to purchase shares of a newly authorized series of preferred stock. The rights become exercisable in the event that a tender offer for the Company is announced, or an acquirer purchases at least 15 percent of Powerwave's Common Stock.

     "The adoption of the Stockholder Rights Plan, while not adopted in response to any current offer to acquire control of the company, is designed to ensure that stockholders are given fair and equitable treatment in the event of an unsolicited attempt to acquire the Company," stated Bruce C. Edwards, President and Chief Executive Officer. "Our Board of Directors has adopted the Rights Plan to help protect the long-term interests of the Company's stockholders," Mr. Edwards further noted.

     The rights, which expire ten years from the record date, will be distributed to stockholders as of the close of business on June 18, 2001, the record date, as a non-taxable distribution. There will be no rights certificates issued unless certain conditions are met. The rights are not currently exercisable and possess no current value. Additional details of the plan will be distributed in a mailing to stockholders as of the record date.

                                     more
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POWERWAVE ADOPTS
STOCKHOLDER RIGHTS PLAN
Page 2

Company Background

Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave and Powerwave Technologies are registered trademarks of Powerwave Technologies, Inc. and the Powerwave logo is a trademark of Powerwave Technologies, Inc.

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